Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2025 with respect to the consolidated financial statements of Soleno Therapeutics, Inc. as of December 31, 2024 and for each of the two years in the period ended December 31, 2024 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

We resigned as the Company’s independent registered public accounting firm on April 17, 2025 and, accordingly we have not performed any audit or review procedures with respect to any financial statements for the periods after that date.

/s/ Marcum LLP

San Francisco, CA

February 25, 2026